CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 202 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 30,2010, relating to the financial statements and financial highlights of Trust for Professional Managers, including Cookson Peirce Core Equity Fund (the "Fund"), included in the Fund's Annual Report on Form N-CSR of Trust for Professional Managers for the year ended May 3 1,20 10, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
September 17,2010